EXHIBIT 10.3

TO:    __________

FROM:    Cindy Taylor
    President and CEO, Oil States International Inc.

RE:    Cash-Based, Long-Term Incentive Award

To recognize your dedicated service and ongoing contributions to Oil States, I am pleased to inform you that you have been selected to receive a cash-based, long-term incentive award (“Cash-Based Award”).

The Cash-Based Award was developed to provide a long-term incentive that is not subject to the industry volatility experienced in recent years, to better align your interests with the Company’s goals and to incentivize and retain its key employees.

Details of your award and of the Cash-Based Award program generally are described in the attached Exhibit A. To acknowledge your receipt and acceptance of this award, please sign Exhibit A where noted and return a copy to the attention of __________, via email at __________.

If you have any questions about your Cash-Based Award, please do not hesitate to contact __________.

Thank you for your dedicated efforts and keep up the good work!

Sincerely,

Cindy Taylor

EXHIBIT A

CASH-BASED, LONG-TERM INCENTIVE AWARD

Employee: __________

Date of Award: __________

Total Value of Cash-Based Award: __________

Vesting Schedule: Three (3) Years – Pro-Rata – 1/3 Annually

This Cash-Based Award will vest annually in equal installments over a three (3) year period, one third each year beginning on __________.

On each vesting date, you will receive a cash payment for the pro-rata vested value of the award, subject to withholding of all taxes and other applicable deductions. To be eligible to receive the payment, you must be employed by the Company on the annual vesting dates of the award.

Below is your Cash-Based Award Vesting Schedule:

Vesting Date	Vesting Amount

If you terminate employment for any reason other than those outlined below, you will not be eligible for future payments and all unvested award amounts will be forfeited.

In the event of a change in control of Oil States International, Inc., all unvested award amounts of the Cash-Based Award would vest upon the date of the Change of Control.

In the event that a recipient becomes disabled, as defined in the Company’s Long-Term Disability policy, the recipient will still continue to be eligible for award vesting, as long as the recipient remains an employee of the Company.

In the event of the death of a recipient during the vesting period, all unvested award amounts of the Cash-Based Award would vest at the date of death and the recipient’s estate would be paid the unvested value.

This Cash-Based Award shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect (a) the right of the Company to discharge Employee at will or (b) the terms and conditions of any other agreement between the Company and Employee except as expressly provided herein.

Employee Signature: __________________________________

Printed Name: _______________________________________

Date: _______________________________________________

PLEASE RETURN AN EXECUTED COPY TO __________